Filed Under Rule 424 (b)(3) and (c)
                                                           File Number 333-46633

                  Prospectus Supplement Dated October 20, 1998

                                       to

                         Prospectus Dated June 16, 1998

                              AMERICA ONLINE, INC.

                                  $350,000,000
         of 4% Convertible Subordinated Notes due November 15, 2002 and
           the Shares of Common Stock Into Which They May be Converted

                                       and

                         204,139 Shares of Common Stock

         This Prospectus Supplement adds information to the Prospectus dated June 16, 1998 (the "Prospectus") of America Online, Inc. (the "Company") relating to:

(i) the $350,000,000 principal amount of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes") of the Company, held by certain selling securityholders described in the Prospectus (the "Note Selling Securityholders"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of the Company into which they may be converted; and

(ii) 204,139 shares of Common Stock separate from the Notes held by certain selling securityholders described in the Prospectus (when referred to together with the Note Selling Securityholders, the "Selling Securityholders").

         The Notes were issued and sold on November 17, 1997 to the initial purchasers. The initial purchasers then immediately sold the Notes in the United States to persons they believed were qualified institutional buyers, and outside the United States to non-U.S. persons in offshore transactions. The sales of the Notes did not require registration with the Securities and Exchange Commission. This Prospectus Supplement should be read together with the Prospectus, and highlights and replaces some information in the Prospectus.


                             SELLING SECURITYHOLDERS

Note Selling Securityholders

         The table of Selling Securityholders in the Prospectus is amended to add the following Note Selling Securityholders:

                                    Principal Amount       Common Stock Issuable
           Selling Holder            of Notes Owned           Upon Conversion

BancBoston Robertson Stephens          $6,000,000               114,956.40
 (formerly known as BancAmerica
  Robertson Stephens)
Bear Stearns & Co.                     $2,000,000                38,318.80
BT Alex. Brown                         $  500,000                 9,579.70
ING Baring Furman Selz LLC             $   35,000                   670.58
Putnam Convertible Opportunities       $  170,000                 3,257.10
 and Income Trust
Sage Capital                           $1,400,000                26,823.16
Smith Barney Inc.                      $  420,000                 8,046.95